FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            OREGON STEEL MILLS, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                             94-0506370
      -------------------------             --------------------------
       (State of incorporation                   (I.R.S. Employer
           or organization)                   Identification Number)

            1000 SW Broadway,
       PO Box 5368, Portland, OR                       97205
  ----------------------------------------           ----------
  (Address of principal executive offices)           (Zip Code)


         Securities Act registration statement file number to which this form relates:


         Securities to be registered pursuant to Section 12(b) of the Act:


 Rights to Participating Preferred Stock        New York Stock Exchange
-----------------------------------------      --------------------------
  (Title of Each Class to be Registered)       (Name of Each Exchange on
                                            which Class is to be Registered)


         If this Form relates to the registration of a class of debt securities and is effective pursuant to General Instruction A.(c), check the following box.
                                                    [ ]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]


         Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.  Description of Registrant's Securities to be Registered.

         On December 23, 1999, the Board of Directors of Oregon Steel Mills, Inc. (the "Corporation") declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock, $0.01 par value per share (the "Common Stock"), of the Corporation held by stockholders of record on January 12, 2000 (the "Record Date"). Each Right entitles the registered holder to purchase from the Corporation one one-thousandth (1/1000) of a share of preferred stock of the Corporation, designated as Participating Preferred Stock (the "Preferred Stock") at a price of $42.00 per one one-thousandth (1/1000) of a share (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of December 23, 1999, between the Corporation and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agent").

         The Rights Agreement provides that Common Shares that become outstanding after the Record Date will also be entitled to one Right per Common Share. The Rights are in all respects governed by and subject to the terms of the Rights Agreement, as it may be amended, and which is attached (including all Exhibits) to this registration statement and incorporated herein by reference. A summary description of the Rights is set forth in Exhibit A to the Rights Agreement, which description is qualified by reference to the Rights Agreement.

Item 2. Exhibits.

         Exhibit Number                          Exhibit

               1 Rights Agreement dated as of December 23, 1999 between Oregon Steel Mills, Inc. and ChaseMellon Shareholder Services, LLC as Rights Agent.

               2 Summary of Rights to Purchase Participating Preferred Stock, included in Exhibit A to the Rights Agreement.

               3 Form of Rights Certificate and Election to Purchase, included in Exhibit B to the Rights Agreement.

               4 Form of Certificate of Designations of Participating Preferred Stock, included in Exhibit C to the Rights Agreement.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.



                                       OREGON STEEL MILLS, INC.
                                       (Registrant)


Date: December 28, 1999                By: /s/ L. Ray Adams
                                          --------------------------------------
                                          L. Ray Adams
                                          Vice President of Finance
                                          and Chief Financial Officer

                                  EXHIBIT INDEX

         Exhibit Number                          Exhibit


               1 Rights Agreement dated as of December 23, 1999 between Oregon Steel Mills, Inc. and ChaseMellon Shareholder Services, LLC as Rights Agent.

               2 Summary of Rights to Purchase Participating Preferred Stock, included in Exhibit A to the Rights Agreement.

               3 Form of Rights Certificate and Election to Purchase, included in Exhibit B to the Rights Agreement.

               4 Form of Certificate of Designations of Participating Preferred Stock, included in Exhibit C to the Rights Agreement.